Exhibit 99.1

Evofem Biosciences Appoints Former FDA Division Director Lisa Rarick, M.D., to its Board of Directors

– Distinguished Career at the U.S. Food and Drug Administration in CDER and
the Office of Women’s Health; Significant Industry and Regulatory Expertise –

San Diego, February 26, 2020 – Evofem Biosciences, Inc. (NASDAQ: EVFM), a clinical-stage biopharmaceutical company, today announced the appointment of Lisa Rarick, M.D., F.A.C.O.G., to its Board of Directors. Dr. Rarick is a board-certified obstetrician/gynecologist and regulatory affairs expert with 35 years’ experience in women’s health and 15 years’ experience leading several offices within the U.S. Food and Drug Administration (FDA).

“Lisa’s FDA experience and insights will be invaluable to the Company as we prepare for the potential U.S. approval and launch of our innovative, hormone-free contraceptive option, Amphora, and a period of substantial growth,” said Saundra Pelletier, Chief Executive Officer, Evofem Biosciences. “Her medical training, regulatory expertise and personal passions all align perfectly with the Company’s mission, and we are thrilled to welcome her to the Board.”

Dr. Rarick began her career at the FDA in 1988 as a Medical Officer, responsible for the management of products indicated for a variety of reproductive health conditions, including oral, transdermal and vaginal contraceptives. She became the Director for the Division of Reproductive and Urologic Products when it was formed in 1996, and later held several management roles in the Center for Drug Evaluation and Research (CDER), including Deputy Director of the Office of Drug Evaluation II and Associate Director in the Office of the Center Director.

Her final year at the FDA was spent in the Office of Women’s Health, where she focused on HIV prevention, pregnancy prevention, pre- and post-pregnancy care and menopausal therapy. She is currently a reproductive health and regulatory affairs consultant who has helped numerous companies navigate the development of their products from early-stage development through FDA approval.

“I am honored to join the Board of such an inspirational, female-forward Company whose mission is to advance the sexual and reproductive lives of women,” said Dr. Rarick. “I look forward to working with this experienced leadership team to bring a disruptive new contraceptive technology to women and supporting the Company’s successful evolution into a commercial-stage organization.”

Dr. Rarick received her B.S. and M.D. from the Loma Linda University School of Medicine and completed her residency training in Obstetrics and Gynecology at Georgetown University. She has been a member of the Scientific Advisory Committee for the National Institute of Child Health and Human Development since 2004 and served on the Board of Directors for Alliance Partners 360 from June 2017 – June 2019.

About Amphora
Amphora® (L-lactic acid, citric acid and potassium bitartrate) is an investigational Multipurpose Vaginal pH Regulator (MVP-R™) designed to regulate vaginal pH within the normal range of 3.5 to 4.5, even in the presence of semen, which normally raises the vaginal pH to 7.0 to 8.0. This maintains an acidic environment that is inhospitable to sperm, as well as certain viral and bacterial pathogens associated with sexually transmitted infections, but is integral to the survival of healthy bacteria in the vagina.

About Evofem Biosciences, Inc.
Evofem Biosciences, Inc., (NASDAQ: EVFM) is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. Evofem Biosciences aims to advance the lives of women by developing innovative solutions, such as woman-controlled contraception and potential protection from certain sexually transmitted infections (STIs). The Company's lead Multipurpose Vaginal pH Regulator (MVP-R™) product candidate, Amphora®, is in development for multiple potential indications: prevention of pregnancy, prevention of urogenital transmission of Chlamydia trachomatis infection (chlamydia) in women, and prevention of urogenital transmission of Neisseria gonorrhoeae infection (gonorrhea) in women. For more information regarding Evofem, please visit www.evofem.com.

Amphora® is a registered trademark and MVP-R™ is a trademark of Evofem Biosciences, Inc.

Forward-Looking Statements
Statements in this press release about Evofem's future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding objectives, plans and strategies that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about the anticipated timing and outcome of the re-submission of the NDA for Amphora for prevention of pregnancy. These statements are often characterized by terminology such as "believes," "hopes," "may," "anticipates," "should," "intends," "plans," "will," "could," "would," "expects," "estimates," "projects," "positioned," "strategy" and similar expressions and are based on assumptions and assessments made in light of management's experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the Company's control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled "Risk Factors" in the Company's filings with the Securities and Exchange Commission (SEC), including its most recent Annual Report on Form 10-K and subsequent filings, and include but are not limited to the following: whether the FDA approves Amphora as a contraceptive; the Company's ability to raise the additional funds necessary to commercialize Amphora as a contraceptive and/or to complete the development of Amphora to prevent urogenital Chlamydia trachomatis and Neisseria gonorrhoeae in women; the Company's reliance on third parties to conduct its clinical trials, research and development, and manufacturing; the availability of reimbursement from government authorities and health insurance companies for the Company's products; the impact of potential product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the Company's common stock, and the concentration of power in its stock ownership. Forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Evofem's views as of any date subsequent to the date hereof.

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Contact
Investor Contact
Amy Raskopf
Evofem Biosciences, Inc.
araskopf@evofem.com
M: (917) 673-5775

Media Contact
Cara Miller
Evofem Biosciences, Inc.
cmiller@evofem.com
O: (858) 550-1900 x272